================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(A)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)

                               (AMENDMENT NO. 2)*

                           MITEL NETWORKS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON SHARES WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Sandra Cowan
              EdgeStone Stone Capital Equity Fund II - US GP, L.P.
                         c/o EdgeStone Capital Partners
                         130 King Street West, Suite 600
                            Toronto, Ontario M5X 1A6
                                     Canada

                                 (416) 860-3770
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 August 16, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 2 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-A, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                              0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON        PN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 3 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE  CAPITAL EQUITY FUND II-A GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 4 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 5 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SAMUEL L. DUBOC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:
         UNITED STATES AND CANADIAN CITIZEN
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 6 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GILBERT S. PALTER
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 7 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BRYAN W. KERDMAN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 8 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SANDRA COWAN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                IN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                      ------------
CUSIP NO.  N/A                   SCHEDULE 13D                       Page 9 of 35
--------------                                                      ------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE  CAPITAL EQUITY FUND II-US, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 10 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II US GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 11 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 12 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-US-INST., L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 13 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                PN
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 14 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 15 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         NATIONAL  BANK FINANCIAL & CO. INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 16 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE AFFILIATE 2004 EQUITY FUND II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 17 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE AFFILIATE NON-CANADIAN 2004 EQUITY FUND II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 18 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 19 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE CAPITAL EQUITY FUND II-US GP, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    24,796,486 shares*
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 20 of 35
--------------                                                     -------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         EDGESTONE  CAPITAL EQUITY FUND II GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a) |_|      (b) |_|
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        |_|
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                             0 shares
NUMBER OF             ----------------------------------------------------------
SHARES                8      SHARED VOTING POWER
BENEFICIALLY                 24,796,486 shares*
OWNED BY              ----------------------------------------------------------
EACH                  9      SOLE DISPOSITIVE POWER
REPORTING                    0 shares
PERSON WITH           ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER
                             24,796,486 shares*
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  24,796,486 shares*
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |X|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        10.7%**
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON                CO
--------------------------------------------------------------------------------

* Represents Common Stock issuable upon the conversion of the Class 1 Stock and the exercise of Warrants. See Item 1 and Item 5. This amount does not include shares of capital stock beneficially owned by the other parties to the Shareholders Agreement, dated August 16, 2007, between Mitel Networks Corporation, EdgeStone Capital Equity Fund II-B GP, Inc. and related parties, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews, Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. and Morgan Stanley Principal Investments, Inc., as filed as Exhibit
99.3 hereto, as to which the Reporting Person disclaims beneficial ownership

** This percentage was calculated pursuant to Rule 13d-3(d)(1)(i) and assumes that none of the outstanding warrants or convertible preferred shares (other than those held by the Reporting Person) or any other convertible securities of the issuer have been converted into common stock

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 21 of 35
--------------                                                     -------------

The following constitutes the Schedule 13D/A filed by the undersigned (the "Schedule 13D/A").

Item 1. Security and Issuer.

         (a) This Amendment No. 2 hereby amends and supplements the Statement on
Schedule 13D, dated as of April 23, 2004 as amended by Amendment No.1 filed on January 7, 2005. The class of equity securities to which this statement relates is common stock without par value (the "Common Shares"), of Mitel Networks Corporation (the "Issuer" or "Mitel"), Common Stock issuable upon conversion of the shares of Class 1 Convertible Preferred Shares (the "Class 1 Shares") and Common Shares issuable upon the exercise of certain warrants (the "Warrants").

         (b) The principal executive offices of the Issuer are located at 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7.

Item 2. Identity and Background.

         Edgestone Affiliate Non-Canadian 2004 Equity Fund II, L.P. ("Non-Canadian Affiliate") and Edgestone Affiliate 2004 Equity Fund II, L.P. ("Affiliate 2004") each organized under the laws of the Province of Ontario, Canada. Edgestone Capital Equity Fund II-US GP, Inc. ("Equity Fund II-US GP Inc.") and Edgestone Capital Equity Fund II GP, L.P. ("Equity Fund II GP, L.P.") are each organized under the laws of the Province of Ontario, Canada. Each of these entities has a principal business address of 130 King Street West, Suite 600, Toronto, Ontario M5X 1A6. The principal business of Non-Canadian Affiliate and Affiliate 2004 is investing in primary equity and equity-related securities of North American based entities. The principal business of Equity Fund II-US GP Inc. and of Equity Fund II GP, L.P is to manage the affairs of Affiliate Non-Canadian 2004 and of Affiliate 2004, respectively and of several other related EdgeStone funds and to serve as their sole General Partners.

         There are no material changes in the identity and background of the other reporting persons.

Item 3. Source and Amount of Funds or Other Consideration:

         In connection with the transactions described below, in Item 4, the Reporting Persons converted all of the Class A Convertible Preferred Shares, Series 1 ("Class A Shares") held by them into 5,359,892 Common Shares and 17,952 Class 1 Preferred Shares and terminated the Series 2 Warrants (the "Series 2 Warrants"). In addition, an additional 1,048 Class 1 Shares were issued to the Reporting Persons as additional consideration for their agreement to convert their Class A shares into Class 1 Shares and Common Shares. The Reporting Persons continue to hold Warrants to purchase 5,000,000 Common Shares as a purchase price of $1.25 per share.(1)

---------------------------------
(1) All dollar amounts ($) are shown in Canadian dollars.

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 22 of 35
--------------                                                     -------------

Item 4. Purpose of Transaction:

         The Reporting Persons continue to hold the Issuer's Common Shares and related securities for investment purposes, and such purchases have been made in the Reporting Persons' ordinary course of business.

         On April 26, 2007, the Issuer agreed to acquire indirectly all of the outstanding stock of Inter-Tel (Delaware) Incorporated ("Inter-Tel") (the "Merger"). In contemplation of the merger and pursuant to a Return of Capital, Voting and Conversion Agreement dated as of June 22, 2007 (the "Conversion Agreement") among Mitel and EdgeStone Capital Equity Fund II-B GP, Inc., as agent for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors, and EdgeStone Capital Equity Fund II Nominee, Inc., as nominee for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors ("EdgeStone"), Mitel agreed, subject to receiving the required shareholder approval, to amend the terms and conditions of the Class A Shares to provide that each Class A Share shall be convertible into 0.0008976 of a Class 1 Shares and 0.2679946 of a Common Share. Pursuant to the Conversion Agreement, Edgestone agreed to convert in accordance with their terms, as amended, the Class A Shares into 17,952 Class 1 Shares and 5,359,893 Common Shares. The Reporting Persons converted the Class A Shares immediately prior to and conditioned upon the closing of the Merger and terminated the Series 2 Warrants.

         Pursuant to a Shareholders Agreement, dated August 16, 2007 (the "Shareholders Agreement") by and among, the Issuer, EdgeStone, Power Technology Investment Corporation, Wesley Clover Corporation, Terrence H. Matthews ("Matthews"), Celtic Tech Jet Limited, Arsenal Holdco I, S.A.R.L and Arsenal Holdco II, S.A.R.L. (the "Francisco Related Entities") and Morgan Stanley Principal Investments, Inc., each of the signatories to the Shareholders Agreement, with the exception of Power Technology Investment Corporation, agrees to vote any and all shares held by it so as to elect and maintain in office the Francisco Partners Nominees and the Matthews Nominees (as defined in the Shareholder Agreement) as members of the Board of Directors.

         Pursuant to the Shareholders Agreement, Mitel agrees to provide each of the Principal Shareholders (as defined therein), Edgestone being one of them, certain pre-emptive rights in connection with any future issuance of new securities of Mitel on a pro rata basis. The Shareholders Agreement also sets forth certain rights and obligations with respect to the transfer of the issuer's securities.

         Pursuant to a letter agreement dated August 13, 2007 (the "Letter Agreement") among EdgeStone, the Francisco Related Entities and Matthews, Matthews and the Francisco Related Entities agree to cause the Matthews Nominees and the Francisco Partners Nominees (as defined in the Shareholders Agreement) to nominate a director chosen by EdgeStone.


Item 5. Interest in Securities of the Issuer:

         (a) and (b)

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 23 of 35
--------------                                                     -------------

         The following disclosure assumes there are 213,272,401 Common Shares outstanding, which the Company represented in the Shareholders Agreement to be the number of Common Shares outstanding as of July 31, 2007. All calculations of beneficial ownership and of the number of shares issuable upon the conversion or exercise of any securities are made as of August 16, 2007.

         Pursuant to the Conversion Agreement and upon completion of the Merger
(1) Equity Fund II-A now beneficially owns 3,039,863 Common Shares, 10,776 Class 1 Shares and warrants to purchase 2,835,750 Common Shares at a purchase price of $1.25 per share, (2) NBF now beneficially owns 876,985 Common Shares, 1,608 Class 1 Shares and warrants to purchase 423,150 Common Shares at a purchase price of $1.25 per share, (3) US LP now beneficially owns 122,956 Common Shares, 231 Class 1 Shares and warrants to purchase 60,950 Common Shares at a purchase price of $1.25 per share, (4) US-Inst. LP now beneficially owns 876,985 Common Shares 436 Class 1 Shares and warrants to purchase 114,700 Common Shares at a purchase price of $1.25 per share, (5) Affiliate 2004 now beneficially owns 453,608 Common Shares, 3,109 Class 1 Shares and warrants to purchase 818,100 Common Shares at a purchase price of $1.25 per share and (6) Non-Canadian Affiliate 2004 now beneficially owns 65,337 Common Shares, 2,840 Class 1 Shares and warrants to purchase 747,350 Common Shares at a purchase price of $1.25 per share. Each of the foregoing entities beneficially owns these securities of the Issuer through their nominee, Edgestone Capital Equity Fund II Nominee, Inc.

         As a result of the voting and disposition provisions in the Shareholders Agreement, the Reporting Persons may be deemed to be a member of a group, within the meaning of Rule 13d-5 of the Exchange Act, with the other shareholders of the Company party to the Shareholders Agreement. The filing of this Statement shall not be construed as an admission that the Reporting Persons share beneficial ownership of these shares, and the Reporting Persons expressly disclaim such beneficial ownership.

         The filing of this statement shall not be construed as an admission that any of the Reporting Persons share beneficial ownership for purposes of
Section 13(d) of the Exchange Act and the Reporting Persons expressly disclaim such beneficial ownership.

         There are no other material changes.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.


         The Articles of Amendment establishing the terms of the Class A Shares are filed herewith as Exhibit 99.2 and is incorporated herein by reference.

         On August 16, 2007, Mitel and the other parties thereto entered into a Registration Rights Agreement respecting the registration of certain Common Shares under the United States Securities Act of 1933 and/or the qualification of such

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 24 of 35
--------------                                                     -------------

Registrable Securities (as defined therein) for trading under the securities laws of the provinces of Canada.

         As mentioned in Item 4, on August 16, 2007, Edgestone entered into a Shareholders Agreement and the Letter Agreement. The information provided or incorporated by reference in Items 3, 4 and 5 is hereby incorporated by reference.

         The foregoing summaries of the Conversion Agreement, the Articles of Amendment, the Shareholders Agreement, the Letter Agreement and the Registration Rights Agreement are not intended to be complete and are qualified in their entirety by reference to the Shareholders Agreement, , the Articles of Amendment, the Letter Agreement and the Registration Rights Agreement, copies of which are filed herewith as Exhibit 99.3, Exhibit 99.4, Exhibit 99.5, Exhibit 99.6, respectively, and are incorporated herein by reference.

         To the best of the knowledge of the Reporting Parties there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of the Issuer.

Item 7. Material to be filed as Exhibits.

         Item 7 is amended by deleting in its entirety Exhibits C, D and E and replacing it with the following:

99.1     Joint Filing Agreement
99.2     Power of Attorney
99.3 Return of Capital , Voting and Conversion Agreement dated as of June 22, 2007, by and among Mitel Networks Corporation and the other parties thereto
99.4 Articles of Amendment of Mitel Networks Corporation filed as of August 16, 2007
99.5 Shareholders Agreement, dated as of August 16, 2007, by and among Mitel Networks Corporation and the other parties thereto
99.6 Registration Rights Agreement, dated as of August 16, 2007, by and among Mitel Networks Corporation and the other parties thereto
99.7 Letter Agreement dated as of August 16, 2007, by and among EdgeStone and the other parties thereto

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 25 of 35
--------------                                                     -------------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 28, 2007

                  EDGESTONE CAPITAL EQUITY FUND II-A, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II US GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US-INST., L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 26 of 35
--------------                                                     -------------

                  NATIONAL BANK FINANCIAL & CO. INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan *
                  Title: Attorney-in-Fact for National Bank Financial & Co. Inc.

                  EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE AFFILIATE NON-CANADIAN 2004 EQUITY FUND II, L.P. BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 27 of 35
--------------                                                     -------------

                  EDGESTONE AFFILIATE 2004 EQUITY FUND II, L.P
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II GP, L.P.
                  BY ITS GENERAL PARTNER
                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 28 of 35
--------------                                                     -------------

                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.


                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  /s/ Sandra Cowan
                  --------------------------------
                  Name:  Sandra Cowan*
                  Title: Attorney-in-Fact for Samuel L. Duboc

                  /s/ Sandra Cowan
                  ---------------------------------
                  Name:  Sandra Cowan*
                  Title: Attorney-in-Fact for Gilbert S. Palter

                  /s/ Sandra Cowan
                  ---------------------------------
                  Name:  Sandra Cowan*
                  Title: Attorney-in-Fact for Bryan W. Kerdman

                  /s/ Sandra Cowan
                  ---------------------------------
                  Sandra Cowan


* A Power of Attorney authorizing Sandra Cowan to act on behalf of this person or entity was previously filed as Exhibit B to the Issuer's Schedule 13D filed with the SEC on April 23, 2004.

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 29 of 35
--------------                                                     -------------


Exhibit A

                            JOINT FILING UNDERTAKING

         Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned agree that the Schedule 13D, and any amendments thereto, filed with respect to the beneficial ownership by the undersigned of the equity securities of Mitel Networks Corporation is being filed on behalf of each of the undersigned.

         Dated: August 28, 2007

                  EDGESTONE CAPITAL EQUITY FUND II-A, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US-INST., L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 30 of 35
--------------                                                     -------------

                  NATIONAL BANK FINANCIAL & CO. INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan*
                  Title: Attorney-in-Fact for National Bank Financial & Co. Inc.

                  EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 31 of 35
--------------                                                     -------------

                  EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE AFFILIATE NON-CANADIAN 2004 EQUITY FUND II, L.P. BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE AFFILIATE 2004 EQUITY FUND II, L.P
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II-US GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II GP, L.P.
                  BY ITS GENERAL PARTNER
                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 32 of 35
--------------                                                     -------------

                  /s/ Sandra Cowan
                  ----------------------------------
                  Name:  Sandra Cowan*
                  Title: Attorney-in-Fact for Samuel L. Duboc

                  /s/ Sandra Cowan
                  ----------------------------------
                  Name:  Sandra Cowan*
                  Title: Attorney-in-Fact for Gilbert S. Palter

                  /s/ Sandra Cowan
                  ----------------------------------
                  Name:  Sandra Cowan*
                  Title: Attorney-in-Fact for Bryan W. Kerdman

                  /s/ Sandra Cowan
                  ----------------------------------
                  Sandra Cowan

* A Power of Attorney authorizing Sandra Cowan to act on behalf of this person or entity was previously filed as Exhibit B to the Issuer's Schedule 13D filed with the SEC on April 23, 2004

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 33 of 35
--------------                                                     -------------

                                   Exhibit B

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Samuel L. Duboc, Gilbert S. Palter, Bryan W. Kerdman and Sandra Cowan, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the __ day of August, 2007.

                  EDGESTONE AFFILIATE NON-CANADIAN 2004 EQUITY FUND II, L.P. BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-US GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name: Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE AFFILIATE 2004 EQUITY FUND II, L.P
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II GP, L.P.
                  BY ITS GENERAL PARTNER,
                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name: Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 34 of 35
--------------                                                     -------------

                  EDGESTONE CAPITAL EQUITY FUND II-US GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

                  EDGESTONE CAPITAL EQUITY FUND II GP, L.P.
                  BY ITS GENERAL PARTNER
                  EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                  By: /s/ Sandra Cowan
                      ---------------------------------
                  Name:  Sandra Cowan
                  Title: Executive Vice President

--------------                                                     -------------
CUSIP NO.  N/A                   SCHEDULE 13D                      Page 35 of 35
--------------                                                     -------------


                                 EXHIBIT INDEX

99.1     Joint Filing Agreement
99.2     Power of Attorney
99.3     Return of Capital, Voting and Conversion Agreement dated as of June
         22, 2007, by and among Mitel Networks Corporation and the other parties thereto
99.4 Articles of Amendment of Mitel Networks Corporation filed as of August 16, 2007
99.5 Shareholders Agreement, dated as of August 16, 2007, by and among Mitel Networks Corporation and the other parties thereto
99.6 Registration Rights Agreement, dated as of August 16, 2007, by and among Mitel Networks Corporation and the other parties thereto
99.7 Letter Agreement dated as of August 16, 2007, by and among EdgeStone and the other parties thereto